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                                                                    EXHIBIT 10.1


                       VEHICLE LEASE AND SERVICE AGREEMENT


THIS AGREEMENT is made as of the 9th day of June, 1997 between PENSKE TRUCK LEASING CO., L.P. whose address is ROUTE 10, GREEN HILLS, READING, PA 19603-0563 (PENSKE) and PROSOURCE SERVICES CORPORATION, d/b/a PROSOURCE DISTRIBUTION SERVICES whose address is 1500 San Remo Avenue, Suite 300, Coral Gables, FL 33146 (Customer).

         This agreement shall constitute the entire agreement between the parties and is inclusive of all Vehicle lease and service agreements, such lease and service agreements covered under schedules A, E and M [Schedule(s)] or their successor schedules, and any subsequent addendums to this agreement. The equipment covered and terms as specified in this Vehicle Lease and Service Agreement, including Parts I and II, follow and are mutually inclusive of the entire agreement.


1.       EQUIPMENT COVERED AND TERM

         A. PENSKE agrees to service and maintain each of Customer's Vehicles listed on attached Schedules "E" or "M" hereafter made a part of this Agreement ("Vehicle(s)"), as described on individual Schedule "S" attached and made a part of this Agreement, by PENSKE's written acceptance from the Date of Commencement ("In Service Date") set forth on the schedule until terminated as provided herein. PENSKE acknowledges that this Agreement does not grant PENSKE any title, interest or proprietary rights to the Vehicles or any other property of CUSTOMER.

         B. PENSKE agrees to lease to Customer and Customer agrees to lease from PENSKE the Vehicle(s) on attached Schedule A, hereafter made a part of this Agreement ("Vehicle(s)"). Execution of a Schedule A constitutes Customer's authorization to PENSKE to acquire the Vehicles selected by Customer. The Agreement will become effective with respect to each Vehicle on the date tendered by PENSKE to Customer "In Service" for use by Customer and continue for the term specified on a Schedule A unless terminated earlier as provided in this Agreement. Upon the execution of a Schedule A, PENSKE shall promptly order the Vehicles from the Vehicle manufacturer. At Customer's request, PENSKE will rent Customer an interim Vehicle, as nearly as practicable the same size and type as the undelivered Vehicle, at a rate not to exceed the charge for the undelivered Vehicle. An interim Vehicle, while in Customer's service, will be subject to all the terms and conditions of this Agreement.

                  1) Acceptance of Vehicles listed on Schedule A tendered for service by PENSKE constitutes Customer's acknowledgment of compliance with Customer's specifications. Customer agrees to pay for any structural alterations, which alterations shall not be made without PENSKE's prior written consent (which consent shall not be unreasonably withheld), special equipment, or material alteration in painting, lettering or art work thereafter required by Customer. In the event that, subsequent to the date of execution of this Agreement by PENSKE, any federal, state or local law, ordinance, regulation or Customer need requires the installation of any additional equipment,
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Customer will be responsible for all reasonable costs thereof, including installation expenses. PENSKE agrees to either install or arrange for such installation. PENSKE will, upon the written agreement of PENSKE and Customer, thereafter maintain the additional equipment.

                  2) Except as otherwise agreed to by Customer and PENSKE, each Vehicle listed on Schedule A will be promptly returned by Customer to PENSKE's facility specified on the appropriate Schedule or, at Customer's option, to the PENSKE location servicing a re-domiciled Vehicle at the end of its lease term unless Customer purchases the Vehicle as provided for hereinafter.

         C. Excepting replacement of Vehicle(s) or Customer's default as provided for herein, such default remaining uncured as provided for in Paragraph 23C of this agreement, PENSKE agrees that in the event PENSKE elects to cancel any agreement(s) for Vehicles listed on any Schedule(s), such cancellation(s) shall not exceed 10% of all Vehicles listed on all said schedule(s) within any 12 consecutive months period, unless PENSKE cancels the entire agreement as it relates to all Vehicles on all schedules. Such cancellation shall be deemed as Termination by PENSKE as provided for in this agreement. Notice of said cancellation ("Notice") of the entire agreement shall be given at a minimum of 90 days in advance to allow Customer adequate time to seek another vendor's services. Cancellation(s) of more than 10% of the Vehicles within a 12 consecutive months period, other than Cancellation due to replacement of Vehicle(s) or default of this Vehicle Lease and Service Agreement by Customer as provided for in Paragraph 23C, shall be deemed as "Notice" by PENSKE to cancel this Agreement in its entirety for all Vehicles listed on all schedules, and Customer will have no obligation to purchase any Vehicle(s) or have any other further obligations to PENSKE, including making any further payments following 90 days from the point at which the 10% Cancellation limit was exceeded. PENSKE will ensure that all Vehicles belonging to PENSKE are de-identified, and that all Vehicles belonging to Customer are in "Trade Condition" as required elsewhere in this agreement by the date of Termination. PENSKE agrees that Customer may have the work required accomplished by another vendor in the event PENSKE fails to accomplish all required services and repairs by the Termination date, and that the costs for such services and repairs will be invoiced directly to PENSKE or, at Customer's option, will be deducted from outstanding invoices from PENSKE.

         D. The term "Vehicles" or "Vehicle" shall include Tractors, Trailers, Straight Trucks, Vans, Refrigeration units and Converter Dollies.

         E. PENSKE agrees to pay Customer the sum of three hundred thousand dollars ($300,000) as reimbursement associated with costs incurred in connection with the transition of business to PENSKE. This sum is due as of the date of signing of this agreement and payable within 30 days.

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2.       OPERATION OF VEHICLES

         The Vehicles will be used and operated by Customer only in the normal and ordinary course of Customer's business, not in violation of any laws or regulations, and Customer will indemnify and hold PENSKE harmless from any claim or loss or damage arising out of any such violation.


3.       MAINTENANCE AND REPAIRS TO VEHICLES

         A. PENSKE agrees to provide at its sole cost and expense: (1) Lubricants, tires, tubes and all other operating supplies necessary for the Vehicles; (2) Inspections, maintenance and repair of the Vehicles in full compliance with the Federal Motor Carrier Safety Regulations, Manufacturer's approved maintenance and repair procedures, Customer's maintenance and repair procedures as provided by Customer in writing and mutually agreed to by PENSKE for Vehicles other than those owned by PENSKE, such agreement not unreasonably withheld, including all labor and parts required to keep the Vehicles in good operating condition; (3) Exterior washing as specified on the appropriate Schedule; and (4) Road service for mechanical or tire failure, and road service towing, except for any expenses of towing any mired Vehicle when not in PENSKE's possession or on PENSKE's premises.

         B. Customer agrees that only PENSKE or parties authorized by PENSKE will make any repairs or adjustment to Vehicles. When repairs are necessary, Customer will promptly notify PENSKE. PENSKE will not be responsible for the cost of repairs or services not authorized by PENSKE, providing that PENSKE was reasonably available to authorize and affect repairs to a Vehicle. Customer must submit acceptable vouchers for such repairs or services not specifically authorized by PENSKE. Emergency repairs costing less than $100.00 required while a Vehicle is en route on dispatch can be authorized by Customer without prior PENSKE approval.

         C. Customer agrees to return each Vehicle to PENSKE for ordinary maintenance and routine service at the facility stated on the appropriate Schedule at such scheduled times as agreed to by the parties. PENSKE agrees to notify Customer at the end of each week that certain Vehicle(s) will be due for such service during the coming week by providing a written listing of those Vehicle(s) and due date and time.

         D. Where a Vehicle is operated by Customer in combination with a tractor or other equipment not included on a Schedule and which is not maintained by PENSKE under a separate agreement, Customer agrees that such tractor and/or equipment will be in good operating condition, reasonable wear and tear excepted. Notwithstanding any other provision of this Agreement, Customer will indemnify and hold PENSKE harmless from any claim or loss or damage caused by such tractor and/or equipment which is not maintained by PENSKE, except to the extent that such loss or damage is caused by the negligence of PENSKE.

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         E. PENSKE will be responsible for all repairs and actions necessary to return a Vehicle to service following an incident which renders the Vehicle inoperable while in the care, custody and control of PENSKE.

         F. PENSKE agrees that in the event PENSKE designates, or otherwise authorizes, parties other than itself to make any repairs or adjustment to
Vehicles:

                  1) That said parties will accomplish said repairs or adjustments to Vehicles in the same timely, accurate and professional manner, and at the same cost to Customer as PENSKE, such timeliness being determined by consultation of Manufacturer's or other agreed upon third-party repair manuals to ascertain the required time to complete repair or maintenance.

                  2) That PENSKE assumes all liability for the work performed by said parties.

                  3) That PENSKE will indemnify and hold Customer harmless from and against any and all actions by said parties.

                  4) That any Vehicle tendered to such parties will be repaired and returned to Customer for service no later than if the work had been accomplished in the PENSKE location in which the Vehicle is domiciled, based on that location's hours of operation, unless a Substitute Vehicle is provided until the Vehicle is returned to Customer for service.

                  5) That all other provisions of this agreement will apply as if PENSKE had retained the repair or adjustment of the Vehicle(s) in PENSKE's own facility.


4.       FUEL

         A.       When PENSKE is designated on a Schedule:

                  1) PENSKE will provide fuel for the Vehicles from its own or other designated facilities which must be convenient for Customer. The charge for fuel will vary over time and be billed to Customer in addition to the other charges provided for, and be as favorable for Customer as the charges are to any other most favored customer of PENSKE. The charge for fuel to Customer for all fuel purchased is to consist of the distributor's actual invoice charge for fuel to PENSKE, an environmental fee, and all applicable taxes and regulatory fees or charges. No markup, pumping or other charges will be applied to the cost of fuel. PENSKE shall provide monthly fuel supplier pricing and tracking reports, including fuel distributor invoices when requested by Customer for audit purposes. If PENSKE utilizes a subsidiary company of its own or its parent company, PENSKE shall use the purchase cost of fuel by the subsidiary as the basis for determining distributor invoice cost, without administrative costs or other additional costs added.

                  2) If the Customer purchases fuel from sources other than PENSKE's facilities or other PENSKE designated facilities, Customer will be responsible for the charges for all such fuel.

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                  3) PENSKE will, where permitted by law, and where requested by
Customer, apply for fuel tax permits, prepare and file fuel tax returns, and pay the taxes imposed upon the purchase and consumption of fuel by Customer, and will hold Customer harmless from any claims or loss resulting from PENSKE's failure to pay fuel taxes provided: (a) Customer provides PENSKE with all documentation necessary to prepare the fuel tax returns on a timely basis and will reimburse PENSKE for all charges incurred or credits disallowed as a result of untimely or improper furnishing of such documents, and (b) Customer will reimburse PENSKE for all such fuel taxes paid on Customer's behalf in excess of those which would have been payable had the fuel consumed been purchased in the state of consumption.

                  4) PENSKE will compute and advise Customer quarterly of fuel tax credits and debits and notify Customer of opportunities to reduce tax liabilities.

         B. When "Customer" is designated on the Schedule, Customer will hold PENSKE harmless from any claims or loss resulting from Customer's failure to pay fuel taxes.

         C. PENSKE agrees to provide fuel for all Vehicles owned or operated by Customer regardless of any Schedule(s), except Vehicles rented or leased from, or maintained by, a competing vendor from PENSKE's facilities in accordance with A,1) of this Paragraph 4.


5.       SUBSTITUTION

         A. Unless specifically excluded on a Schedule, PENSKE agrees to furnish a substitute Vehicle at no extra charge for any Vehicle listed on a Schedule from PENSKE's rental fleet or from another source if there is not an available Vehicle in its rental fleet, other than those excepted below, which may be temporarily inoperable. The substitute is to be, as nearly as practical, the same size and type as the inoperable Vehicle. The substitute will be furnished to Customer where the Vehicle was disabled and will be returned by Customer to the PENSKE facility that provided it. PENSKE further agrees that, in cases where a PENSKE substitute is not available, PENSKE will find and rent a substitute Vehicle. A substitute Vehicle provided by PENSKE, while in Customer's service, will be subject to all the terms and conditions of this Agreement.

         B. PENSKE will not furnish a substitute for any Vehicle that is out of service for:

                  1) Ordinary maintenance and service time, so long as PENSKE promptly accomplishes the required maintenance when Customer has released the affected Vehicle for maintenance at the agreed upon time, and the ordinary maintenance and service time does not exceed the time reasonably allocated by PENSKE and agreed to by Customer (such reasonable time as may be determined by consultation of Manufacturer's or other acceptable agreed upon third-party repair manuals to resolve disputes of timeliness);

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                  2) Repair of any form of physical damage resulting from causes including fire, collision, upset, loss, or theft; provided, however, that in the event the Vehicle is out of service due to physical damage, fire, collision, upset, loss or theft which occurs while the Vehicle is in PENSKE's sole care, custody and control on and/or off PENSKE's premises, PENSKE shall furnish a substitute for that Vehicle as long as it is out of service for that cause;

                  3) Repair or maintenance of special equipment for which PENSKE is not responsible;

                  4) Customer's violation of any provisions of this Agreement.

         C. PENSKE's failure to furnish a substitute Vehicle within two hours of notification or recognition that maintenance will not be accomplished in the agreed upon timely manner, except where road, weather or traffic conditions do not permit, will cause the charges for the inoperable Vehicle to abate until the Vehicle is returned to Customer's service or a substitute is available. PENSKE's liability in the event of such a failure will be limited to abatement of charges for the inoperable Vehicle.

6.       EXTRA VEHICLES

         PENSKE agrees to allow each Customer location to operate up to fifteen percent (15%), rounded up to the next whole vehicle for any fraction of the whole, of its total tractor fleet leased from PENSKE as extra Vehicles subject to the same rates as per the average of Schedule A rates in effect and attached hereto as part of this agreement. Additionally, PENSKE agrees to rent to Customer upon Customer's request, extra Vehicles, of the same size and type as is used by Customer, to be used in addition to those Vehicles covered by this Vehicle Lease and Service Agreement. Customer and PENSKE agree to set a table of rates for each domicile location on a calendar year basis, to remain in effect for a period of twelve (12) months. The table of rates will include a daily, weekly, monthly and mileage rate. The calculation for the weekly rate will be the monthly lease rate times twelve (12) months, divided by fifty-two (52) weeks. The calculation for the daily rate will be the weekly lease rate divided by five (5) days.

         In the event any required extra Vehicle is not available from PENSKE's rental fleet to satisfy the fifteen percent (15%) requirement as stated above, PENSKE agrees to locate and obtain the Vehicle for Customer from other sources including competitors. The charges for Vehicles obtained from sources other than PENSKE's rental fleet will be at the rental rates of PENSKE, as provided for in this agreement, as if that Vehicle had been provided from PENSKE's own inventory.

         In the event any additional extra Vehicle(s) may be required in excess of the fifteen percent (15%) requirement stated above, and is not available from PENSKE's rental fleet, PENSKE agrees to locate and obtain the Vehicle(s) for Customer from other sources including competitors. The charges for Vehicles obtained from sources other than PENSKE's rental fleet will be at the actual preferred rental rates of such source of the vehicle as billed to PENSKE. PENSKE agrees that it shall ensure its own internal rental resources have been exhausted, including obtaining the extra

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Vehicle from another nearby PENSKE location, prior to seeking the required extra
Vehicle from other sources.

         A. Where Customer operates leased Vehicles, such extra Vehicles will be charged to Customer at the average lease and mileage rate of such comparable Vehicles as domiciled at Customer's location requesting extra Vehicles in accordance with the provisions of this Paragraph Six (6).

         B. Where Customer operates non-leased Vehicles, such extra Vehicles will be charged to Customer at the agreed upon National rental rates, not to exceed a rate equal to PENSKE's current Published Rental Rate less 25% including fixed and variable charges, provided the Vehicles are available in PENSKE's fleet.

         C. While a Vehicle is out of service because of damage resulting from any form of physical damage, PENSKE will rent Customer a replacement Vehicle, if available, at a rate not higher than the charge for the inoperable lease Vehicle or at the applicable rental rate for a non-leased Vehicle.


7.       DRIVERS

         A. Customer agrees that each leased Vehicle will only be operated by a properly licensed driver, at least 21 years of age, who is the employee of or an independent contractor retained by Customer, and that Customer will not knowingly allow or abet the operation of the Vehicle by a driver in possession of or under the influence of alcohol or any drug which may impair the driver's ability. Customer agrees to reimburse PENSKE in full for loss or damage to leased Vehicles, if said Vehicles are operated by drivers under 21 years of age. Upon receipt of a written complaint from PENSKE specifying and reasonably substantiating any reckless, careless, or abusive handling of a leased Vehicle or any other incompetence by or of any driver, and requesting the driver's removal as an operator of said leased Vehicles, Customer will promptly investigate PENSKE's request and may decide whether or not to remove the driver even though PENSKE has requested a driver's removal. However, if Customer does not promptly remove the driver for any reason whatsoever: (1) Customer will, notwithstanding any other provisions of this Agreement, reimburse PENSKE in full for any loss and expense sustained by PENSKE for damage to any leased Vehicle when being operated by such individual and Customer will indemnify and hold PENSKE harmless from any claims or causes of action for death or injury to persons or loss or damage to property arising out of the use or operation of any leased Vehicle by such individual notwithstanding that PENSKE may be designated on applicable Schedule A as responsible for furnishing and maintaining Liability Insurance; provided, however, that Customer shall only release, indemnify and hold PENSKE harmless to the extent that PENSKE has no current knowledge of material defects with the leased Vehicle operated by such driver which contribute to the accident in which such death, injury, loss or damage occur and has not negligently maintained such Vehicles or engaged in any other act of negligence or breach of the Vehicle Lease and Service Agreement which cause or contribute to the accident resulting in the claim; and (2) PENSKE may, at its election and at any time thereafter upon

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thirty (30) days' written notice to Customer, (a) terminate any Liability
Insurance coverage extended by PENSKE, and (b) with respect to each leased Vehicle, increase the amount of Customer's physical damage responsibility to an amount equal to the agreed value calculated in accordance with Paragraph 22B as of the time of damage or loss.

         B. PENSKE agrees to provide Customer assistance when requested, without additional cost, in qualifying professional drivers, and developing and implementing a driver education and safety program, including assisting with Customer's quarterly safety meetings, providing accident investigation assistance and assist as required in providing professional driver instruction.

         C. Customer agrees that the Vehicles will not be operated in a reckless or abusive manner, or off an improved road, or on a flat tire, or improperly loaded, or loaded beyond the manufacturer's recommended maximum gross weight, or to transport any property or material that is flammable, explosive or fissionable. Notwithstanding any other provision of this Agreement, and irrespective of which party is responsible for physical damage to Vehicles pursuant to Paragraph 22B, Customer agrees to reimburse PENSKE in full for damage to any Vehicle or substitute Vehicle, including expenses, resulting from a violation of this provision, except to the extent that such damages are the result of PENSKE's negligence or breach of this Vehicle Lease and Service Agreement regarding its maintenance or repair obligations. Customer will be responsible for all expenses of towing any mired Vehicle when not in PENSKE's possession or on PENSKE's premises.


8.       CHARGES

         A. Customer agrees to pay PENSKE for all charges set forth on the applicable Schedule(s) and all other charges which become payable under the terms of this Agreement, within twenty (20) days of receipt of PENSKE's invoice. Unless PENSKE or Customer is notified by the other party that any charge is incorrect within 180 days of the date of any invoice, that invoice will be conclusively presumed to be correct. Customer reserves the right to short pay inaccurate or disputed invoices, provided, however, that Customer gives PENSKE notice of the dispute and pays all other amounts not in dispute. The parties agree to promptly negotiate disputed invoices or charges in good faith and be bound by the Vehicle's manufacturer or other supplier of materials and services agreeable to both parties to whom disputes may be referred.

         B. Mileage will be determined for a powered Vehicle by an electronic odometer reading or Customer's electronic on-board recorder. Mileage may be determined for a non-powered Vehicle by hubodometer at PENSKE's option if provided by PENSKE. If the odometer and electronic recorder fail to function, Customer will promptly report it to PENSKE. The mileage for the period in which the failure exists may then be determined at PENSKE's option from (1) Customer's trip records; or (2) average of fuel consumed in the period divided by the miles per gallon for the previous 30 days.

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         C. Customer will provide PENSKE with reasonable financial information on a confidential basis, as requested by PENSKE in order for PENSKE to make an informed ongoing decision regarding Customer's creditworthiness.


9.       ADJUSTMENT

         A. The charges as set forth on the applicable Schedule(s) attached to this Agreement are based on PENSKE's current cost of labor, parts and supplies. These costs may fluctuate after the date of execution of this Agreement. Customer agrees that for each rise or fall of 1% in the Revised Consumer Price Index for Urban Wage Earners and Clerical Workers 1982 - 1984 base period, published by U.S. Bureau of Labor Statistics, above or below the base index figure on said Schedule(s), charges for each Vehicle will be adjusted upward or downward as follows:

                  1) 1% of 50% of the Fixed Charge and 1% of 100% of the mileage charge; provided, however, adjustments to the Fixed Charges and mileage charges due to fluctuations in the Revised Consumer Price Index shall be limited on a per Vehicle basis to 3% of the Fixed Charge and 3% of the mileage charge annually.
                  2) Adjustments will not be cumulative and will be based on the original charges stated in a Schedule (and not on current charges in effect at any given time) and will be effective with respect to the Vehicles on a Schedule each January 1st, commencing on the first January 1st that is at least twelve months after the date of that Schedule, based on the latest index published prior to such effective date. If the Revised Consumer Price Index for Urban Wage Earners and Clerical Workers is discontinued, another mutually acceptable cost adjustment index will be chosen. PENSKE agrees to give Customer a minimum of 90 days' written notice prior to the January 1st effective date of a proposed CPI increase.

         B. PENSKE and Customer agree that Vehicle charges will be rated according to the annual miles or refrigeration hours anticipated. In the event the actual annual mileage or hours of any of the Vehicles or Refrigeration units varies from the estimated annual miles or hours for the Vehicles or Refrigeration units listed on Schedules by twenty percent (20%) or more, the Parties agree to negotiate an equitable (reasonable) adjustment to the Vehicles' Fixed Weekly and Variable Mileage/Hourly Charge. The adjustment shall be made following review of the miles and/or hours on each anniversary date of the Vehicles listed on Schedules and effective on the following January 1st.

         C. Customer agrees to pay for:

                  1) any sales, use, gross receipts or similar tax now or hereafter imposed upon the use of the Vehicle or on the rental or other charges accruing hereunder;

                  2) any increase in license or registration fees, Federal Heavy Vehicle Use Taxes, Vehicle inspection fees, fuel tax permits and personal property taxes; and

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                  3) any new or additional tax or governmental fees, other than those imposed on income, adopted after the date of the execution of the applicable Schedule.

         D. Adjustment of charges for inoperable Vehicles:

                  1) While a leased Vehicle is out of service for repair of physical damage, the charges applicable to it will not abate for thirty (30) days.

                  2) The charges for a Vehicle listed on a Schedule "E" or "M" involved in an accident which renders the Vehicle inoperable will abate immediately upon written notification by Customer until the inoperable Vehicle is returned to service and PENSKE is advised in writing to resume the maintenance charges and services.

                  3) If PENSKE cannot complete repairs to a leased Vehicle within thirty (30) days following receipt of written authorization from Customer or Customer's designee to repair, Customer will only be responsible for the fixed charges incurred by PENSKE, including but not limited to depreciation, interest and legalization costs of said Vehicle until such Vehicle is returned to service.


10.      CARGO INSURANCE RESPONSIBILITY

         A. Customer agrees to release, indemnify and otherwise hold PENSKE harmless from and against all liability for loss or damage to any goods or other property in or carried on any Vehicle or substitute Vehicle whether such loss or damage occurs in a PENSKE facility or elsewhere, provided all maintenance has been accomplished in an accurate and timely fashion, or except to the extent such loss or damage is caused by the negligence of, or breach of this Vehicle Lease and Service Agreement regarding its maintenance or repair obligations by PENSKE. Customer agrees to hold PENSKE harmless from all liability for such loss or damage to cargo for those amounts in excess of $20,000 per occurrence.

         B. Customer agrees to reimburse PENSKE for loss of any tools, tarpaulins, spare tires, or other similar equipment furnished by PENSKE, except to the extent that such loss or damage is caused by the negligence of PENSKE.


11.      DOMICILE CHANGES

         Customer shall have the right at any time to change the domicile location or to transfer any of the Vehicles listed on a Schedule of this Agreement to another of PENSKE's maintenance locations in proximity to the Customer's Vehicle domicile. Notice of the change in domicile location shall be in writing to PENSKE no less than five (5) days prior to the domicile change and without the need for execution of a formal amendment other than by notation of the change of the domicile location and any change of legalization charges for Vehicle(s), as required by applicable State law, on the respective Schedule. In the event anticipated miles and/or hours of the re-domiciled

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Vehicle(s) change in excess of 20% of the miles or hours indicated on the
Schedule(s) for those Vehicles, charges related to rating of the miles and/or hours of the affected Vehicle(s) will be re-negotiated accordingly and become effective on the following full month after an agreement is reached and revised Schedule(s) are executed by both parties. The domicile location change shall presume, without exception by PENSKE, that the Vehicles meet the minimum standards of acceptability without the need of an inspection or evaluation.


12.      LEGALIZATION ASSISTANCE

         A. At Customer's request, and where permitted by law, PENSKE will provide legalization assistance to Customer for all Customer operated Vehicles regardless of ownership or any maintenance Agreements, except Vehicles owned or maintained by competing lease maintenance vendors. In addition to the actual costs of legalization not otherwise provided for on Schedule(s), the charges for such assistance shall be reimbursed on a per Vehicle basis as a "fixed" monthly fee, based on the actual incremental administrative costs incurred in the course of providing such services by PENSKE. Such legalization assistance shall include, but is not limited to, preparation, reporting and/or payment in Customer's behalf for: fuel taxes, licensing, permitting, registrations, prorate or reciprocity plates and RS-3 filings, other taxes and fees as may be required by authorized regulatory agencies. PENSKE will apply for fuel tax permits, prepare and file fuel tax returns, and pay the taxes imposed upon the purchase and consumption of fuel by Customer, and will hold Customer harmless from any claims or loss resulting from PENSKE's failure to pay fuel taxes provided: (a) Customer provides PENSKE with all documentation necessary to prepare the fuel tax returns on a timely basis and will reimburse PENSKE for all charges incurred or credits disallowed as a result of untimely or improper furnishing of such documents, and (b) Customer will reimburse PENSKE for all such fuel taxes paid on Customer's behalf in excess of those which would have been payable had the fuel consumed been purchased in the state of consumption. PENSKE will compute and advise Customer quarterly of fuel tax credits and debits and notify Customer of opportunities to reduce tax liabilities.

         B. PENSKE agrees to be responsible for any and all errors or omissions in the course of providing legalization assistance, provided Customer has provided required information or documentation as requested by PENSKE, and will defend and indemnify Customer against any actions or remedies as may be initiated due to said errors or omissions.


13.      NON-CONTRACTUAL WORK

         A. PENSKE agrees that all Non-Contractual ("Sales and Service") work provided by PENSKE will be accomplished in a timely fashion, with the same services and as high priority as would be assigned a Vehicle under Agreement and designated on Schedule(s).

         B. PENSKE agrees that Non-Contractual work performed on any Vehicle(s) otherwise maintained in accordance with Schedule(s) on which said Vehicle(s) is designated will be presented to Customer for review, discussion and approval prior to invoicing Customer for the work to show

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cause and proof as to the reasons such repair or maintenance is the responsibility of Customer. PENSKE and Customer agree that such Non-Contractual work, if authorized by Customer, will utilize Customer's Purchase Order as written proof of Customer's authorization, and that no payment of charges will be paid without reference to said Purchase Order.

         C. PENSKE agrees that charges for Non-Contractual work will not exceed one and one-half times the internal labor rate of the PENSKE location that provided it, and parts will be at actual invoice cost. Accordingly, PENSKE will establish a table of "Sales and Service" labor rates, showing each component of the labor rate, for each servicing location on an annual basis, by each November 1st, to be effective each January 1st.

         D. Charges for Non-Contractual work at any repair or maintenance vendor facility, other than PENSKE's, will be at the actual invoice cost of that vendor without markup. PENSKE agrees to include a copy of the invoice from the outside vendor with the PENSKE invoice to Customer for the repair or maintenance performed.

         E. In the event of dispute of time required to complete any repair or maintenance items, a manufacturer's or other acceptable agreed upon third-party repair manual will be consulted to ascertain the reasonable time required to complete such repairs. Customer and PENSKE agree to be bound by the times indicated in such third-party manuals.


14.      ASSIGNMENT, NOTICES, PARAGRAPH HEADINGS, GENERAL PROVISIONS

         This Agreement shall be binding on the parties hereto, their successors, legal representatives and assigns. Neither party shall have the right to assign this Agreement or any interest therein without the prior written consent of the other party, which consent shall not unreasonably be withheld. All notices provided for herein shall be in writing and mailed to PENSKE and/or Customer as required at the respective addresses designated in writing by either party.


AS TO PENSKE:       PENSKE TRUCK LEASING CO., L.P.
                    Route 10, Green Hills
                    Reading, PA  19603-0563
                    Attn: President

AS TO CUSTOMER:     ProSource Distribution Services
                    1500 San Remo Avenue
                      Suite 300
                    Coral Gables, FL  33146
                    Attn: Sr. Vice President of Operations Support

         This Agreement shall not be binding upon either party until executed by a duly authorized officer representative of each company, and shall constitute the entire agreement and understanding between the parties, concerning the Vehicles serviced and maintained hereunder, notwithstanding any previous writings or oral undertakings, and its terms shall not hereafter be construed as altered by any oral agreement. Any alterations, additions, or modifications of the terms of this Agreement or Vehicle Schedule(s) shall be accomplished only by written endorsement executed by authorized officer representatives of each company. Paragraph headings in this Agreement do not constitute any part of this Agreement and shall not be considered in the interpretation of this Agreement. As of the date hereof, all Vehicles leased by PENSKE under any Truck Lease and Service Agreement or other Vehicle lease or service agreement between PENSKE and Customer and the related Schedules A, E or M including, but not limited to, the Truck Lease and Service Agreement and applicable Schedules A, E or M originally between PENSKE and The Martin Brower Company, which were partially assigned to Customer pursuant to an Assignment Agreement dated as of 1995 (collectively as "Other Truck Lease and Service Agreements"), are hereby transferred to, incorporated within, made subject to, and exclusively governed by this Agreement. The terms of this Agreement will supersede any Other Truck Lease and Service Agreements.


15.      ATTORNEYS' FEES AND COSTS

         In the event of litigation involving this Agreement, reasonable attorneys' fees and court costs incurred (including appellate court fees and costs, if any) to enforce the provisions of this Agreement shall be awarded to the prevailing party.


16.      GOVERNING LAW AND FORUM

         A. This Agreement shall become valid when executed by the last party. The parties agree that this Agreement shall be deemed to be made and entered into in the State of Florida and shall be governed and construed under and in accordance with the laws of the State of Florida.

         B. The parties agree that a judicial court having jurisdiction for the Southern District of Florida, or if such court lacks jurisdiction, a judicial court having jurisdiction in and for Dade County, Florida, shall be the venue and exclusive proper forum in which to adjudicate any controversy arising directly or indirectly, in connection with this Agreement, and the parties further agree that in the event of litigation arising out of or in connection with this Agreement in such courts, they will not contest or challenge the jurisdiction of such courts.


17.      NON-WAIVER

         The failure of either party to exercise any right or option provided under this Agreement or the failure of either party to insist upon strict compliance with the terms of this Agreement shall not constitute a waiver of any terms and conditions of this Agreement with respect to any other or subsequent breach of either party's rights at any time thereafter to require strict compliance with the terms and conditions of this Agreement.

18.      LIMITATION OF LIABILITIES

         Neither party shall be liable to the other for lost profits or indirect, incidental, punitive, or consequential damages which are a result of its failure or delay in its performance unless otherwise excepted in this agreement or is in breach of this Vehicle Lease and Service Agreement.


19.      FORCE MAJEURE

         Both parties' obligations under this Agreement shall be suspended to the extent performance of such obligations are prevented by a national emergency, wars, hurricanes, riots, fires, federal, state, or local laws, rules, regulations, shortages (local or national), or fuel allocations program, or other cause beyond such party's control whether existing now or hereafter. In the event that PENSKE is involved in a labor dispute, or is otherwise unable to perform its maintenance obligations, PENSKE shall provide the maintenance of any and all Vehicles at alternative site(s) which are within reasonable proximity to the site(s) at which maintenance for the particular Vehicle would ordinarily be performed; provided, however, that in the event PENSKE is unable to provide the maintenance required pursuant to this Agreement, Customer's obligation to pay shall be prorated accordingly, based on the extent of the services not performed.


20.      AGREEMENT "PARTS" SPECIFIC TO VEHICLE OWNERSHIP

         PENSKE and Customer agree that the following Parts I and II are inclusive of this agreement in their entirety and are intended to distinguish between unique requirements and specifics of Vehicles that are owned by PENSKE from those operated by Customer that are not owned by PENSKE.

         A. Vehicle Lease and Service Agreement Part I - Vehicles designated on Schedule A, "Full Service" lease.

         B. Vehicle Lease and Service Agreement Part II - Vehicles designated on Schedules E or M, "Contracted" maintenance and services.

                  VEHICLE LEASE AND SERVICE AGREEMENT - PART I
                              SCHEDULE "A" VEHICLES

21.      LICENSES

         A. PENSKE agrees to pay for the state motor vehicle license for the licensed weight shown on Schedule A, personal property taxes and Vehicle inspection fees for each Vehicle in the state of domicile, and Federal Heavy Vehicle Use Tax, all at the rates and method of assessment in effect on the date of execution of each Schedule A. PENSKE will hold Customer harmless from any claims or loss resulting from PENSKE's failure to make such payments. Customer will be responsible for any increases or changes in assessment of these items thereafter. PENSKE will compute and pay all third-structure taxes, billing lessee for actual taxes paid.

         B. Where not prohibited by law, PENSKE will apply for Vehicle licenses and prorate or state reciprocity plates at Customer's written request, which services are included in the lease rate. The cost to be paid by Customer for licenses will be the actual cost paid to governmental authorities by PENSKE.

         C. Customer agrees to pay for any special license cost or pay any taxes resulting from the operation and use of the Vehicles including mileage taxes, ton mileage taxes, highway or bridge tolls. PENSKE shall have the right to settle any claim or lien involving any Vehicle as a result of Customer's failure to pay any such taxes. Notwithstanding the foregoing, PENSKE agrees to contact Customer in writing prior to payment, giving Customer the opportunity to contest any such claim or lien. Customer will reimburse PENSKE for any cost, damages, or expenses resulting from Customer's failure to pay such taxes, but only after resolution of the dispute.


22.      INSURANCE

         A.       Liability Insurance Responsibility

                  1) A standard policy of automobile liability insurance (hereafter "Liability Insurance") with limits specified on each Schedule A will be furnished and maintained by the party designated on Schedule A at its cost, written by a company satisfactory to PENSKE and Customer, covering the party designated on Schedule A as the insured, with the other party as the additional insured and loss payee for ownership, maintenance, use and operation of the Vehicles and any extra or substitute Vehicles. Such policy will provide that the coverage is primary and not additional, contributory, or excess coverage over insurance otherwise available to either party and that it cannot be cancelled or materially altered without thirty (30) days' prior written notice to both parties. The party designated will furnish to the other certificates of insurance to evidence compliance with this provision.

                  2) Upon not less than thirty (30) days' prior written notice to Customer, PENSKE may terminate Liability Insurance coverage maintained by PENSKE, and Customer will be obligated to procure and maintain Liability Insurance in the limits set forth on Schedule A as of the effective date of termination and the charges will be adjusted accordingly.

                  3) If Customer is obligated to procure and maintain Liability Insurance and fails to do so, or fails to promptly furnish PENSKE the required evidence of insurance, Customer agrees to indemnify and hold PENSKE harmless up to the amount of the required insurance coverage from and against any claims or causes of action for death or injury to persons or loss or damage to property arising out of use or operation of the affected Vehicle(s) or substitute Vehicle(s) by Customer or caused by the ownership or maintenance of a Vehicle, except to the extent such claims are attributable to PENSKE's negligence or breach of this Vehicle Lease and Service Agreement regarding its maintenance or repair obligations. In the event Customer fails to fulfill its obligation to procure and maintain Liability Insurance, PENSKE is authorized, but not obligated, to procure such Liability Insurance without prejudice to any other remedy PENSKE may have, and Customer will pay PENSKE, as additional rental, the amount of the premium paid by PENSKE.

                  Customer agrees to release, indemnify and hold PENSKE harmless from and against any and all claims or causes of action for death or injury to persons or loss or damage to property in excess of the limits of Liability Insurance for causes of action arising out of use or operation of the affected Vehicle(s) or substitute Vehicle(s) by Customer or caused by the ownership or maintenance of a Vehicle, except to the extent such claims are attributable to PENSKE's negligence or breach of this Vehicle Lease and Service Agreement regarding its maintenance or repair obligations, which PENSKE may be required to pay as a result of any statutory requirements of insurance or as a result of the insolvency of Customer's insurance company and for which PENSKE would not otherwise, pursuant to the terms hereof, be required to pay.

                  4) If PENSKE is obligated to procure and maintain Liability Insurance and fails to do so, or fails to promptly furnish Customer the required evidence of insurance, PENSKE agrees to indemnify and hold Customer harmless up to the amount of the required insurance coverage from and against any claims or causes of action for death or injury to persons or loss or damage to property arising out of or caused by the ownership, maintenance, use or operation of the affected Vehicle(s) or substitute Vehicle(s) except to the extent caused by Customer's negligent use or operation of said Vehicle(s). Customer is authorized, but not obligated, to procure such Liability Insurance without prejudice to any other remedy Customer may have, and PENSKE will pay Customer, the amount of the premium paid by Customer.

                  5) PENSKE will, where required and not prohibited by law, at Customer's written request and direction, file evidence of automobile liability insurance required by federal or state governmental authorities when PENSKE is designated as responsible for Liability Insurance.

                  6) Customer agrees to release, indemnify and hold PENSKE harmless for death or injury to Customer, Customer's employees, drivers or agents, arising out of the ownership, maintenance, use or operation of any Vehicle or substitute Vehicle except to the extent due to PENSKE's negligence or breach of this Vehicle Lease and Service Agreement regarding its maintenance or repair obligations.

                  7) PENSKE agrees to release, indemnify and hold Customer harmless for death or injury to PENSKE, PENSKE's employees, drivers or agents, arising out of the ownership, maintenance, use or operation of any Vehicle or substitute Vehicle, except to the extent due to Customer's negligence.

         B. Physical Damage Responsibility

                  The party designated on Schedule A will pay for loss or damages to any Vehicle or substitute Vehicle subject to the following:

                  The party designated on Schedule A will be responsible and pay for all loss (including theft) or damage to any Vehicle or substitute Vehicle, including related expenses arising from any cause and regardless of how or where, including either party's premises, the loss or damage occurred, except to the extent due to the other party's negligence or breach of this Vehicle Lease and Service Agreement regarding its maintenance or repair obligations; each party agrees to furnish the other party with evidence of physical damage insurance coverage reasonably acceptable to the other party listed as a named insured or endorsed as a loss payee. Each party will be responsible and pay for all loss (including theft) or damage to any Vehicle or substitute Vehicle to the extent due to such party's negligence or breach of this Vehicle Lease and Service Agreement regarding its maintenance or repair obligations. When Customer is the party designated on Schedule A, in the event of a total loss of a Vehicle due to collision or upset or theft, Customer shall, except where such loss is due to the negligence or breach of this Vehicle Lease and Service Agreement by PENSKE regarding its maintenance or repair obligations, reimburse PENSKE in accordance with Paragraph 23D of this Part I.

         C. Notice of Accident

                  Customer agrees to promptly notify PENSKE, by direct communication, of any accident, collision, loss (including theft), or damage involving a Vehicle or substitute Vehicle; to cause the driver to make a detailed report in person at PENSKE's office as soon as practical; and to render all other assistance reasonably requested by PENSKE and the insurer in the investigation, defense, or prosecution of any claims or suits.

         D. Vehicle Theft or Destruction

                  1) If a Vehicle is lost or stolen and remains so for thirty
(30) days after PENSKE has been notified, the lease as to such Vehicle will then terminate provided all charges for the Vehicle have been paid to that date and provided any amounts due PENSKE pursuant to Paragraph 23B of this Part I have been paid. PENSKE will not be obligated to provide a substitute Vehicle during this thirty (30) day period. Customer will only be responsible for the fixed charges incurred by PENSKE, including, but not limited to, depreciation, interest and legalization costs of said Vehicle.

                  2) If a Vehicle is, in PENSKE's and Customer's reasonable opinion, damaged beyond repair, PENSKE or Customer will notify the other party within 48 hours. Upon receipt of authorized insurance carrier's notice that the Vehicle has been damaged beyond repair, provided all charges for the Vehicle have been paid to the date of destruction and provided any amounts due PENSKE pursuant to Paragraph 22B of this Part I hereof have been paid, the lease as to such Vehicle will then terminate. Customer will only be responsible for the fixed charges incurred by PENSKE, including but not limited to depreciation, interest and legalization costs of said Vehicle from the date of incurred loss to the date of termination.


23.      TERMINATION

         A. Either party may terminate the lease of any Vehicle prior to expiration of its term at any time after the first anniversary date as indicated on the Schedule A by giving to the other party at least sixty (60) days' prior written notice. If termination is effected by PENSKE, except as provided for in the default provisions of Paragraph 23C3, Customer will have the right, but not the obligation, to purchase in accordance with Paragraph 23D of this Part I any or all Vehicles with respect to which termination notice has been given on the termination date(s). If termination is effected by Customer, Customer will, at PENSKE's option, purchase in accordance with Paragraph 23D of this Part I any or all Vehicles with respect to which termination notice has been given on the termination date(s); subject, however, to any contrary conditions stated on the applicable Schedule A. Additionally, in the event of valid business reasons (excluding leasing or renting Vehicles from PENSKE's competitors) impacting Customer's locations and necessitating a reduction in fleet size or equipment requirements, Customer may terminate up to ten percent (10%), rounded up to the next whole vehicle, of any Vehicles so affected without further obligation to purchase equipment.

         B. If Customer or PENSKE becomes insolvent, files a voluntary petition in bankruptcy, makes an assignment for the benefit of creditors, is adjudicated a bankrupt, permits a receiver to be appointed for its business, or permits or suffers a material disposition or control of its assets, the lease of Vehicles will terminate at the other party's option. Upon termination by PENSKE, PENSKE may at its option demand that Customer purchase the Vehicle(s) within ten (10) days in accordance with Paragraph 23D of this Part I. Upon termination by Customer, Customer may at its option demand that PENSKE remove the Vehicle(s) within ten (10) days, or, Customer may purchase the Vehicle in accordance with Paragraph 23D of this Part I.

         C. Breach or Default

                  1) If Customer breaches or is in default of any provision of this Agreement and that breach or default is not cured within ten (10) days after written notice has been mailed to Customer for the nonpayment of any money due, and thirty (30) days after written notice has been mailed to Customer, for any other breach or default, PENSKE may immediately, without further notice or demand, take possession of the Vehicles. In such event, PENSKE will be entitled to enter upon any premises where the Vehicles may be and remove them and refuse to redeliver them to the Customer until such breach or default is cured without any of such actions being deemed an act of termination and without prejudice to the other remedies PENSKE may have under this Agreement and at law. Customer will continue to be liable for all charges accruing during the period the Vehicles are retained by PENSKE.

                  2) In the event PENSKE takes possession of any Vehicle and there is any property in or upon the Vehicle which belongs to or is in the custody or control of Customer, PENSKE may take possession of such items and either hold them for Customer until Customer claims them or place them in public storage for Customer at Customer's expense.

                  3) If Customer's breach or default continues for ten (10) days after written notice has been mailed to Customer for the nonpayment of any money due, or thirty (30) days after written notice has been mailed to Customer for any other breach or default, PENSKE may terminate this Agreement. Upon termination, PENSKE may demand that Customer purchase within ten (10) days of termination, any or all Vehicles in accordance with Paragraph 23D of this Part I without prejudice to other remedies PENSKE may have under this Agreement and at law.

         D. Schedule A Values will be determined as the manufacturer's invoice cost, net of any discounts, rebates, trade allowances or incentives to PENSKE, plus ten percent (10%), less the depreciation factor for the period over which the Vehicle was in use by Customer. PENSKE will warrant the Schedule A "buy out" costs for any Vehicle terminated for any reason to be ten percent (10%) less than the depreciated Schedule A value. In the event Customer (pursuant to Paragraph 23A or 23B of this Part I) decides or is required to purchase any Vehicle, or should PENSKE (pursuant to Paragraph 23C of this Part I) demand of Customer that it purchase any Vehicle, Customer agrees to purchase each such Vehicle for cash, within the period specified in the applicable provisions of 23A, 23B or 23C, at the depreciated Schedule A value, less ten percent (10%), plus any unreimbursed, unexpired licenses, applicable taxes, including personal property taxes and Federal Heavy Vehicle Use Taxes, any interest expense shortfall and other prepaid expenses previously paid by PENSKE for the Vehicle prorated to the date of sale, and will be responsible for any sales or use tax arising from the purchase. Customer will have no obligation or right to purchase any Vehicle as to which the term on Schedule A has expired. PENSKE agrees that, for all such Vehicles purchased by Customer, all necessary preventive maintenance and repair services will have been performed in accordance with PENSKE's preventive maintenance program and the terms of the Agreement. At minimum the Vehicle(s) will meet the generally accepted industry "trade condition" standards, and that legible copies of all maintenance records will be provided.

         E. If PENSKE breaches or is in default of any provision of this Agreement and that breach or default is not cured within thirty (30) days after written notice has been mailed to PENSKE, Customer has the right to cancel its obligations under this agreement thirty (30) days following Notice of Cancellation to PENSKE, with right, but not obligation, to purchase any or all Vehicles in accordance with Paragraph 23D. In the event such breach or default by PENSKE is limited to a specific Vehicle(s), and remains uncured at the end of the thirty (30) day period, Customer's right to cancel its obligations under this agreement shall apply to the Vehicle(s) so affected.

                  VEHICLE LEASE AND SERVICE AGREEMENT - PART II
                          SCHEDULE "E" OR "M" VEHICLES

24.      MAINTENANCE AND REPAIR

         A. PENSKE will paint or repaint and letter or re-letter the Vehicles in accordance with the specifications and within the dollar limits set forth on any Schedules "E" or "M".

         B. Any included or excluded specific repairs and services are to be set forth on Schedules "E" and "M" and attached if differing from full service, guaranteed maintenance.

         C. Customer agrees that the following maintenance and repairs are Customer's responsibility and not PENSKE's responsibility pursuant to the terms and conditions of this Agreement except as specified on Schedules "E" or "M" or, resulting from PENSKE's breach of this Vehicle Lease and Service Agreement regarding its maintenance or repair obligations or negligence or cause while in the care, custody and control of PENSKE. Warrantable failures of any type shall be governed by the terms of Paragraph 25 of this Part II.

                  1) Flares, fuses, safety triangles, fire extinguishers and chains.

                  2) Tractor and straight truck cab and chassis damage including seats, floor mats, engine covers, upholstery, glass, broken or cracked frame rails and cross members not resulting from loose fasteners or other negligent maintenance and repairs.

                  3) Trailer floors, cross members, side posts, outer sheet metal, roof bows, roofs, FRP panels, doors, moveable bulkheads, load locks, shoring bars and physical damage to interior not resulting from PENSKE's negligence.

                  4) Refrigeration unit frame assembly and panels.


25.      WARRANTY CLAIMS

         PENSKE agrees to assist Customer in ascertaining warrantable failures and, in documenting, completing and collecting on any warranty claims or recall claim for parts or service on the Vehicles. Customer agrees to furnish or assign to PENSKE, when permitted by manufacturers, all warranties applicable to the Vehicles and to assist PENSKE in obtaining the benefits of such warranties. PENSKE is entitled to receive and retain all monies paid against any warranty claim filed by PENSKE for repairs which PENSKE is obligated to complete at PENSKE's expense. Customer agrees to execute any documents for PENSKE necessary to carry out the intent of this Paragraph.

26.      TERMINATION

         A. Either Party may terminate this Agreement as to any Vehicle on any Schedules "E" or "M" at any time after the first anniversary date of the Commencement ("In Service") Date for that Vehicle by giving the other party sixty (60) days prior written notice of its intent to do so. In the event of valid business reasons (excluding placing Vehicles with PENSKE's competitors) impacting Customer's locations and necessitating a reduction in fleet size or equipment requirements, Customer may terminate any Vehicles so affected without further obligation by notice to PENSKE in writing.

         B. If any Vehicle listed on any Schedules "E" or "M" shall be destroyed as a result of a collision and be so damaged that it cannot economically be placed in good working order, the Vehicle shall be removed from the appropriate Schedule effective the date the Vehicle can no longer be used by the Customer. Furthermore, if a Vehicle is lost or stolen and remains so for 30 days after Customer has notified PENSKE, this Agreement will terminate as to such Vehicle as of the date of loss or theft.

         C. If Customer or PENSKE becomes insolvent, files a voluntary petition in bankruptcy, makes an assignment for the benefit of creditors, is adjudicated a bankrupt, permits a receiver to be appointed for its business, or permits or suffers a material disposition of its assets, the Agreement for all Vehicles will terminate at the other party's option.

         D. Breach or Default

                  1) If Customer breaches or is in default of any provision of this Agreement and that breach or default is not cured within thirty (30) days after written notice has been mailed to Customer for the nonpayment of any money due, or, for any other breach or default, PENSKE may immediately, without further notice or demand, terminate this Agreement.

                  2) If PENSKE breaches or is in default of any provision of this Agreement and that breach or default is not cured within thirty (30) days after written notice has been mailed to PENSKE, Customer has the right to cancel its obligations under this agreement 30 days following Notice of Cancellation to PENSKE without further obligation.

         E. PENSKE agrees, except where mutually agreed upon in writing, as of the Termination Date, each terminated Vehicle will meet the minimum standards of mechanical condition generally known and accepted as "Trade Package" condition, and that, all necessary preventive maintenance and repair services will have been performed in accordance with the terms of this Agreement, and that legible copies of all Maintenance Records will be provided to Customer upon the date of Termination.

27.      VEHICLE APPRAISAL AND EVALUATION

         A. At Takeover:

                  1) PENSKE and Customer shall have performed and/or confirmed an inspection and evaluation of the Vehicles to be listed on Schedules "E" or "M". The results of that inspection and evaluation for each of the Vehicles are to be recorded and furnished to Customer and PENSKE on a Vehicle Appraisal Form. The purpose of the form is to set forth with specificity the existing mechanical and safety condition of the Vehicles, listing the needed parts and repairs and approximate the cost of any service necessary to return the Vehicles to the minimum standards of acceptability for the service and maintenance required. Customer will be responsible for the agreed upon, estimated costs of said repairs and up to an additional 10% of the estimated costs by PENSKE to bring the Vehicles up to said minimum standards of acceptability.

                  2) Written acceptance by PENSKE and Customer of the Vehicle Appraisal form shall constitute authorization for PENSKE to perform the repairs and services necessary to return the Vehicles to the minimum standards mentioned herein. In such event, PENSKE shall take appropriate action so that, when completed, Customer Vehicles shall meet or exceed PENSKE's, Manufacturer's and Customer's approved minimum standards and will then be entered on Schedules "E" or "M" and become part of this Agreement.

                  3) In the event Customer elects not to authorize all or part of the required repairs and services necessary to qualify the Vehicle for listing on Schedule(s) "E", and PENSKE and Customer agree that PENSKE be responsible for scheduling and performing necessary inspection, maintenance and repair services to the Vehicles not listed on Schedule "E", then Customer and PENSKE may mutually agree to list those certain Vehicles on a Schedule "M" to be attached to and become a part of this Agreement. PENSKE agrees to provide required inspections and maintenance and repairs to the Vehicles listed on the Schedule "M". The maintenance and repair criteria, service rate and termination standards mutually agreed to on a case by case basis shall be set forth on the applicable Schedule "M". Labor rates provided for in a Schedule "M" shall not exceed the rate for Non-Contractual work as provided for elsewhere in this agreement.

                  4) PENSKE agrees that any Vehicle terminated from any Schedule "E" due to mileage, hours of operation or term expiration, shall at Customer's option be listed on a Schedule "M" without the need for inspection or evaluation. The foregoing does not in any way relieve PENSKE from any responsibilities relative to termination of any Vehicles listed on a Schedule "E". Not withstanding anything in this Agreement to the contrary Vehicles listed on a Schedule "M" shall be subject only to the termination standards set forth on that specific Schedule "M".

                  5) PENSKE's obligations at takeover including the inspection and repairs to bring the Vehicles to minimum standards shall be performed by PENSKE within a reasonable period of time, not to exceed thirty (30) days after the acceptance of the Vehicle Appraisal Form. Simultaneous with the completion of the above described repairs PENSKE shall be authorized to enter the completion date on Schedule "E" for the Vehicles described in the space provided for

Commencement ("In Service") Date. Thereafter, this Agreement shall be in full force and effect for the Vehicles for the term as mutually agreed upon and entered on Schedules "E" or "M".

                  6) PENSKE agrees to rent Customer a Vehicle from its rental fleet, or from other sources, according to the terms of this agreement while a Vehicle remains in PENSKE's possession for the purpose of performing the services necessary to return the Vehicles to minimum standards of acceptability. PENSKE agrees to perform the services necessary without delay, assigning high priority to returning the Vehicle to service.

         B. At Termination:

                  1) As of the date of Termination of this Agreement or the termination or removal of any Vehicles from Schedule "E" for any reason other than a Vehicle which is destroyed in an accident, PENSKE agrees that each of the terminated Vehicles described will be in a mechanical condition meeting the minimum standards as set forth by Manufacturer's recommended maintenance practices and meet the generally accepted "Trade Package" condition.

                  2) PENSKE agrees that the following will be accomplished within the 30 days preceding Termination.

                           a. Each of the Vehicles terminated will have had all
of the required preventive maintenance services, if they are within 10% of being due or are overdue, performed.

                           b. All mileage or hourly scheduled component changes
and overhauls will have been accomplished as required, including starters, alternators, batteries, water pump, thermostats, turbochargers and bearings, according to PENSKE's standard preventive maintenance procedures, and according to manufacturer's recommended procedures and practices.

                           c. Outstanding follow-up items from the last
preventive maintenance or other inspections are to be accomplished.

                           d. Driver "Vehicle Condition Report" discrepancies
have been adequately addressed or corrected.

                           e. There are to be no air, water, refrigerant or
lubricant leaks and specific attention given to wheel seals, pinion seals, transmission seals, engine seals, power steering components, engine cylinder head and valve cover and compressors.

                           f. Each individual tire must have a tread depth of
50% of original. Steering axle tires must be original tread and matching tread design. Other tires may be recap, but the tread design must match and, by axle, must be of matching tread depth. All tires must have sound casings with a maximum of 2 caps.

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                           g. Brake activating mechanism will be within
manufacturer's dimensions and wear condition.

                           h. Brake blocks will have at least 50% of new or more
at the center and will be at least equivalent to the original specification and of equivalent thickness per axle.

                           i. Brake drums will be within manufacturer's
specifications for dimensions and wear condition.

                           j. All instruments and controls and accessories must
function.

                           k. All mirrors and mirror mounts must function.

                           l. The engine and power train must meet
manufacturer's operating parameters and specifications while under full load. PENSKE and Customer shall jointly arrange for a road test together with a full chassis dynamometer test to be conducted by a factory authorized service dealer and an oil analysis of the engine, transmission and all drive axles accomplished via Fleetguard Monitor or equivalent which will determine the Vehicle's condition. A copy of the completed tests and analysis will become a part of the Vehicle Appraisal Form. PENSKE shall be responsible to insure that the tests and analysis are conducted and that the results and subsequent repairs made at PENSKE's expense are in compliance with the Vehicle manufacturer's specifications. Customer agrees to make the Vehicles available to PENSKE for the tests and repairs as required. As applicable to refrigeration equipment, this paragraph also applies.

                  3) PENSKE and Customer further agree, in case of dispute concerning the condition of any one or more of the Vehicles at Termination, both parties agree to be bound by the Vehicle Manufacturer's appraisal of each disputed component.


28.      INSURANCE

         A. Physical Damage Responsibility

                  Customer will be responsible for, and will pay for, all loss (including theft) or damage to any Customer Vehicle, or any SUBSTITUTION for a Customer Vehicle, or EXTRA VEHICLE; arising from any and all claims and causes whatsoever, and hereby agrees to release and hold PENSKE harmless from any such claim or cause of action for loss or damage to said Vehicle(s), except to the extent that such losses or damages (a) are caused by PENSKE's breach of this Vehicle Lease and Service Agreement regarding its maintenance or repair obligations or negligence in failing to properly maintain a Vehicle, SUBSTITUTION or EXTRA VEHICLE, or (b) occur while a Vehicle, SUBSTITUTION or EXTRA VEHICLE is in the sole care, custody and control of PENSKE except to the extent caused by the negligence or breach of this Vehicle Lease and Service Agreement regarding its maintenance or repair obligations by Customer. PENSKE will be responsible for, and will pay for, all loss or damage to any Vehicle, SUBSTITUTION or EXTRA

VEHICLE arising from any and all claims and causes by PENSKE's breach of this Vehicle Lease and Service Agreement regarding its maintenance or repair obligations or negligence in failing to properly maintain a Vehicle, Substitution or EXTRA VEHICLE, or which occur while a Vehicle, SUBSTITUTION or EXTRA VEHICLE is in the sole care, custody and control of PENSKE except to the extent caused by the negligence or breach of this Vehicle Lease and Service Agreement regarding its maintenance or repair obligations by Customer. PENSKE hereby agrees to release and hold Customer harmless from any such claim or cause of action for loss or damage to the Vehicle, SUBSTITUTION or EXTRA VEHICLE. PENSKE's liability to Customer for any such loss or damage will be limited to the fair market value for the Vehicle.

         B. PENSKE INSURANCE

                  PENSKE shall maintain, in full force and effect and at its sole cost and expense, a standard insurance policy of Garage Liability Insurance with limits in the amount of ONE MILLION DOLLARS ($1,000,000) combined single limits for third party liability for personal injury and property damage arising out of the negligent maintenance of the Vehicles. This Garage Liability Insurance shall include coverage for Vehicles, Substitutions and EXTRA VEHICLES furnished by PENSKE, and shall be written by a company or companies reasonably satisfactory to Customer and shall list Customer as an additional insured as its interests may appear to the extent that such losses or damages are caused by PENSKE's breach of this Vehicle Lease and Service Agreement regarding its maintenance or repair obligations or negligence in failing to properly maintain a Vehicle, SUBSTITUTION or EXTRA VEHICLE. The Garage Liability Insurance shall provide that coverage afforded cannot be canceled or materially altered by the insurer or PENSKE without thirty (30) days prior written notice to Customer. PENSKE shall deliver to Customer such insurance certificates as are necessary to evidence compliance with the provisions of this Paragraph. PENSKE hereby agrees to indemnify and hold Customer harmless from and against any claims or causes of action for death or injury to persons, or loss or damage to property, to the extent that such claim, loss or damage is caused by PENSKE's breach this Vehicle Lease and Service Agreement regarding its maintenance or repair obligations or negligence in properly maintaining a Vehicle, Substitution or EXTRA VEHICLE.


29.      LEASED VEHICLE PURCHASE BY CUSTOMER

         PENSKE agrees that in the event Customer exercises an option to purchase, or is required to purchase, from PENSKE pursuant this Vehicle Lease and Service Agreement between PENSKE and Customer that the Vehicle purchased by Customer shall be listed on Schedule "E" of this Agreement without the need of an inspection or evaluation. PENSKE shall accept the Vehicles as having met the minimum standards of acceptability for the service and maintenance of the Vehicle according to the terms of this Agreement.

                    AUTHORIZATION AND ACCEPTANCE OF AGREEMENT


PENSKE TRUCK LEASING CO., L.P.                            PROSOURCE DISTRIBUTION SERVICES
NAME     /s/ C. Crockett                                  NAME /s/ Dennis Andruskiewicz
     -----------------------------                            -------------------------------------

TITLE    Sr. VP-- Operations                              TITLE Sr. VP-- Purchasing and Materials
                                                                   Management
     -----------------------------                              -----------------------------------

WITNESS /s/ Robert Powell                                 WITNESS /s/ Roger Hubbard
       ---------------------------                               ----------------------------------

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